Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661


                 VICON INDUSTRIES REPORTS SECOND QUARTER RESULTS
HAUPPAUGE, NY, May 17, 2004 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2004. The announcement was made by CEO Ken Darby, who said the results principally reflect the effect of lower sales and higher operating expenses.

Net sales for the second fiscal quarter were $12.2 million, a decrease of 6% compared with $13.1 million in the second quarter of the prior fiscal year. A net loss of $901,000 ($.20 per share) was incurred compared with a net loss of $2,735,000 ($.59 per share), which included a deferred tax asset valuation charge of $2.1 million ($.45 per share), in the prior year quarter.

For the six months, net sales were $26.6 million, an increase of 6% compared with $25.1 million in the first six months of the prior fiscal year. A net loss of $779,000 ($.17 per share) was incurred compared with a net loss of $4.8 million ($1.04 per share), which included the combined effect of a goodwill impairment and deferred tax asset valuation charges aggregating $3.5 million ($.75 per share), in the prior year six month period.

Commenting on the second quarter results, Mr. Darby said both foreign and domestic sales were down in the quarter. Domestic sales totaled $7.0 million, down from $7.7 million, while foreign sales were $5.2 million, compared with $5.4 million in the prior year quarter. Gross profit margins increased to 37.0% versus 35.5% as a result of sales of higher margin digital products and favorable foreign currency exchange rates. Margin growth was tempered by the write-off of $182,000 of first generation digital video recorders. Operating expenses increased 4% to $5.4 million due primarily to higher legal fees associated with the defense of a patent infringement suit and increased foreign sales office expense as a result of an unfavorable exchange rate.

Mr. Darby also said that new orders in the second quarter were $11.8 million, and the backlog of unfilled orders at March 31, 2004 totaled $6.1 million.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.


This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

                                                       Vicon Industries, Inc.

                                                 Condensed Statements of Operations



                                                 Three Months Ended March 31,             Six Months Ended March 31,
                                                 ----------------------------             --------------------------


                                                  2004                   2003             2004                   2003
                                                  ====                   ====             ====                   ====
Net sales                                    $ 12,235,000            $13,082,000      $26,573,000            $25,100,000

Gross profit                                    4,525,000              4,641,000       10,371,000              8,542,000

Operating loss                                   (838,000)              (523,000)        (553,000)            (1,593,000)

Loss before income taxes                         (822,000)              (547,000)        (545,000)            (1,623,000)

Income tax expense (Note 1)                        79,000              2,188,000          234,000              1,810,000

Loss before cumulative effect
of a change in accounting principle              (901,000)            (2,735,000)        (779,000)            (3,433,000)

Cumulative effect of a change in
accounting principle (Note 2)                       -                      -                -                 (1,373,000)

                                              ------------           ------------     ------------           ------------


Net loss                                     $   (901,000)          $ (2,735,000)    $   (779,000)          $ (4,806,000)
                                              ============           ============     ============           ============

Basic and diluted loss per share:
---------------------------------

Loss before cumulative effect
of a change in accounting principle          $       (.20)          $       (.59)    $       (.17)          $       (.74)

Cumulative effect of a change in
accounting principle                         $       -              $       -        $       -              $       (.30)

                                              ------------           ------------     ------------           ------------


Net loss per share                           $       (.20)          $       (.59)    $       (.17)          $      (1.04)
                                              ============           ============     ============           ============

Shares used in computing basic
   and diluted loss per share                    4,605,000             4,641,000         4,606,000             4,642,000

Note 1: 2003 figures include a $2.1 million deferred tax asset valuation allowance charge.
Note 2: Represents goodwill write-off as a result of adopting a new accounting standard.